Exhibit 10.6

Directors Compensation

Effective January 1, 2006, compensation for each non-employee director of the Company is as follows:

(i)	$15,000 in cash; and

(ii)	$15,000 in restricted stock to be issued under the company’s Equity Compensation Plan; fifty percent of such restricted stock shall vest on each of the first two anniversaries of the date of grant.